CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



         As independent public accountants, we hereby consent to the use of our report dated June 22, 1999 and to all references to our firm included in or made a part of this Post-Effective Amendment No.2 to the Registration Statement for Securities Management & Timing Funds.



/s/ McCurdy & Associates CPA's, Inc.
McCurdy & Associates CPA's, Inc.
September 20, 1999